Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.047087 per unit, payable on December 14, 2016, to unit holders of record on November 30, 2016.

This month’s distribution decreased slightly from the previous month due to a decrease in the net production of oil and gas for the Waddell Ranch properties, along with a slight decrease in pricing of oil and gas production. The Waddell Ranch Properties contributed $1,433,323 to this month’s distribution. The Texas Royalty Properties had a decrease in oil production, also offset by a slight increase in pricing for oil production. The Texas Royalty Properties contributed $832,311 to this month’s distribution. Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 64,156 barrels of oil and 381,540 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 26,080 barrels of oil and 155,573 Mcf of gas. The average price for oil was $41.06 per bbl and for gas was $2.75 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,682,733. Deducted from these would be the Lease Operating Expense (LOE) of $1,227,659, taxes of $348,753 and Capital Expenditures (CAPEX) of $195,223 totaling $1,771,635 resulting in a Net Profit of $1,911,098 for the month of October. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,433,323 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	64,156	381,540	26,080	155,573	*	$41.06	$2.75	**
Texas Royalties	23,088	29,618	21,934	28,138	*	$41.03	$3.86	**
Prior Month
Waddell Ranch	69,939	402,927	25,045	144,845	*	$41.37	$2.57	**
Texas Royalties	27,137	26,967	25,780	25,619	*	$39.78	$4.37	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,088 barrels of oil and 29,618 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,934 barrels of oil and 28,138 Mcf of gas.

The average price for oil was $41.03 per bbl and for gas was $3.86 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,061,711. Deducted from these would be taxes totaling $185,595 resulting in a Net Profit of $876,116 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $832,311 to this month’s distribution.

General and Administrative Expenses deducted for the month were $71,429 resulting in a distribution of $2,194,707 to 46,608,796 units outstanding, or $0.047087 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2016 tax information packets are expected to begin mailing directly to unitholders in early March 2017. A copy of Permian’s 2016 tax information booklet is expected to be posted on Permian’s website by March 1, 2017. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2016 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll Free – 1.855.588.7839